CREDIT AGREEMENT
                   Dated as of July 25, 1995

                             among


                            DYNCORP,
                     a Delaware corporation


               THE INSTITUTIONS FROM TIME TO TIME
                    PARTY HERETO AS LENDERS

                              and

                  CITICORP NORTH AMERICA, INC.
                            as Agent



                        CREDIT AGREEMENT


          This Credit Agreement dated as of July 25, 1995 (as amended, supplemented or modified from time to time, the "Agree ment") is entered into among DynCorp, a Delaware corporation (the "Borrower"), the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, and Citicorp North America, Inc., a Delaware corporation ("Citicorp"), in its capacity as agent for the Lenders hereunder (in such capacity, the "Agent").


                           ARTICLE I
                          DEFINITIONS

          1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

          "Accommodation Obligation" means any Contractual Obliga tion, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of busi ness), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or dis charge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accom modation Obligation shall be equal to the amount of the Indebtedness, obligation or liability so guaranteed or otherwise supported; provided, that (i) if the liability of the Person extending such guaranty or support is limited with respect thereto to an amount less than the Indebtedness, obligation or liability guaranteed or supported, or is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Accommodation Obligation shall be limited (in the case of a guaranty or other support limited by amount) to such lesser amount or (in the case of a guaranty or other support limited by recourse to a particular asset or assets) to the higher of the Fair Market Value of such asset or assets at the date for determination of the amount of the Accommodation Obliga tion or the value at which such asset or assets would, in con formity with GAAP, be reflected on or valued for the purposes of preparing a consolidated balance sheet of such Person as at such determination date; and (ii) if any obligation or liability is guaranteed or otherwise supported jointly and severally by a Person and others, then the amount of the obligation or liability of such Person with respect to such guaranty or other support to be included in the amount of such Person's Accommodation Obligation shall be the whole principal amount so guaranteed or otherwise supported.

          "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote five percent (5.0%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

          "Agent" means Citicorp and each successor agent appointed pursuant to the terms of Article XII of this Agreement.

          "Agreement" is defined in the preamble hereto.

          "Applicable Lending Office" means, with respect to a particular Lender, its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

          "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 14.01.

          "Bankruptcy Code" means Title 11 of the United States
Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute.

          "Base Eurodollar Rate" means, with respect to any Euro dollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum determined by the Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum specified by notice to the Agent by Citibank as the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the Eurodollar Interest Rate Determination Date for such Eurodollar Interest Period for a period equal to such Eurodollar Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan to be outstanding to Citicorp for such Eurodollar Interest Period.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

          (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.

          "Base Rate Loans" means all Loans which bear interest at a rate determined by reference to the Base Rate as provided in
Section 4.01(a).

          "Base Rate Margin" means a rate equal to one and one-quarter percent (1.25%) per annum.

          "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Borrower" is defined in the preamble of this Agreement.

          "Borrower Pledge Agreement" means that certain Pledge Agreement of even date herewith executed by the Borrower in favor of the Agent for the benefit of the Holders pursuant to which the issued and outstanding Capital Stock of certain of Borrower's Subsidiaries is pledged as part of the Collateral securing the payment and performance of the Obligations.

          "Borrower Security Agreement" means that certain Security Agreement of even date herewith executed by the Borrower in favor of the Agent for the benefit of the Holders pursuant to which the personal Property and interests in Property of the Borrower more specifically described therein are pledged as part of the Collateral securing the payment and performance of the Obligations.

          "Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

          "Borrowing Base" means, as of any date of determina tion, an amount equal to up to (i) eighty-five percent (85%) of the face amount of Dyn Funding Eligible Receivables set forth on the Borrowing Base Certificate dated as of such date of determination plus (ii) twenty percent (20%) (not to exceed $5,000,000 in the aggregate at any time) of the face amount of Non-Dyn Funding Eligible Receivables plus (iii) one hundred percent (100%) of the amount of Cash Collateral. For purposes of this definition, Dyn Funding Eligible Receivables and Non-Dyn Funding Eligible Receivables as of any date of determination shall be determined after deduction of all Eligibility Reserves then effective with respect to such items.

          "Borrowing Base Certificate" means a certificate, in substantially the form of Exhibit B attached hereto and made a part hereof, setting forth Eligible Receivables, respective advance percentages with respect thereto, and the resultant
Borrowing Base, in each instance, as of the date of such certificate.

          "Business Activity Report" means (A) a Notice of
Business Activities Report from the State of New Jersey Division of Taxation or (B) a Minnesota Business Activity Report from the
Minnesota Department of Revenue.

          "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other govern mental action to close (i) in New York, New York and (ii) in the case of Eurodollar Rate Loans, in London, England.

          "Capital Expenditures" means, for any period, the aggre gate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (A) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries and (B) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of its Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time.

          "Capital Lease" means any lease of any property
(whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or ex change rights, voting rights, calls or claims of any character with respect thereto.

          "Cash Collateral" means cash or Cash Equivalents held by the Agent or any of the Lenders as security for the Obligations.

          "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc.; provided, that (x) the maturities of such Cash Equivalents shall not exceed one year and
(y) such Cash Equivalents shall be maintained in investment and other accounts of the Agent at Citibank.

          "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, 42 U.S.C.
9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Change of Control" means either of (i) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) other than an Affiliate of the Borrower, becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Securities Exchange Act) of more than forty percent (40%) of the total aggregate voting power of all classes of the Capital Stock which is voting stock of the Borrower and/or warrants or options to acquire such Capital Stock, calculated on a fully diluted basis or (ii) individuals who as of the Closing Date constituted the Borrower's Board of Directors (together with any new directors whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's stockholders was approved by a vote of at least two-thirds of the directors then still in officer who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

          "Citibank" means Citibank, N.A., a national banking association.

          "Citicorp" is defined in the preamble of this Agreement.

          "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "Closing Date" means July 25, 1995.

          "Collateral" means all Property and interests in Prop erty now owned or hereafter acquired by the Borrower and the Guarantors upon which a Lien is granted under the Borrower Pledge Agreement, the Borrower Security Agreement, and the Guarantor Pledge Agreements.

          "Collection Account" means each lock-box and blocked depository account maintained by the Borrower or any of its Subsidiaries for the collection of Receivables and other proceeds of Collateral subject to a written agreement among the Borrower or a Subsidiary of the Borrower, the Agent, and Citibank, substantially in the form attached hereto as Exhibit C with such modifications as the Agent, from time to time, deems acceptable.

          "Commercial Contract" means an agreement, in writing, between the Borrower or a Guarantor and an account debtor, or an open account of an account debtor of the Borrower or a Guarantor evidenced by an invoice of the Borrower or a Guarantor, pursuant to which such account debtor is obligated to pay for merchandise or services; provided, however, that no Government Contract shall be a Commercial Contract.

          "Commercial Letter of Credit" means any documentary letter of credit for the account of the Borrower or any of the Borrower's Subsidiaries which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or such Subsidiary in the ordinary course of its business.

          "Commission" means the Securities and Exchange Commis sion and any Person succeeding to the functions thereof.

          "Commitment" means, with respect to any Lender at the time of determination thereof, the aggregate amount of such Lender's Revolving Credit Commitment and "Commitments" means the aggregate amount of all Revolving Credit Commitments.

          "Compliance Certificate" is defined in Section 7.01(c)

          "Consolidated EBITDA" means, without duplication, for any period, (i) the sum of the amounts for such period of (a) Consolidated Net Income, plus (b) provision for taxes based on income, plus (c) Consolidated Interest Expense, plus (d) depreciation expense, plus (e) amortization expense, plus (f) Restricted Stock Plan expense, plus (g) Net ESOP Contributions, plus (h) non-cash 401(k) matching contributions and other compensation expense payable in Capital Stock of the Borrower which is common stock, minus (ii) the amount for such period of interest income, all as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, the calculation of Consolidated EBITDA shall not include the gain or loss derived from the sale of assets permitted by Section 9.02(e) and the sale of DynAir Tech.

          "Consolidated Interest Expense" means, for any period, the total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts, and other fees and charges owed with respect to Letters of Credit and bankers' acceptance financings and net costs under Hedge Agreements, all as determined in accordance with GAAP.

          "Consolidated Net Cash Interest Expense" means, for any period, (i) Consolidated Interest Expense for such period, but excluding interest expense not payable in cash, amortization of debt discount and deferred financing costs, minus (ii) consolidated cash interest income for such period.

          "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, excluding the sum of (i) extraordinary items for such period, net of taxes based on income, plus (ii) dividends for such period on Capital Stock which is preferred stock plus (iii) amortization of issuance discount on Capital Stock which is preferred stock for such period, all as determined in accordance with GAAP.

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos-containing material, polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

          "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

          "Crestar Account" means Borrower's depository account no. 01521489 at Crestar Bank in Alexandria, Virginia.

          "Cummings Point Note" means that certain promissory
note in the original principal amount of $9,108,230.87 dated February 12, 1995 payable to the Borrower and executed by Cummings Point Industries, Inc., which note constitutes part of the Collateral.

          "Cure Loans" is defined in Section 3.02(b)(v)(C).

          "Customary Permitted Liens" means

          (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (ii) Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $2,000,000; and

          (iv)  Liens arising with respect to zoning
     restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

          "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

          "Dollars" and "$" mean the lawful money of the United
States.

          "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Agent.

          "DynAir Tech" means Borrower's aircraft maintenance and repair business conducted primarily through DynAir Tech of Arizona, Inc., DynAir Tech of Florida, Inc. and DynAir Tech of
Texas.

          "Dyn Funding" means Dyn Funding Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the Borrower.

          "Dyn Funding Eligible Receivables" means those
Receivables of the Borrower and its Subsidiaries which comply with the criteria set forth on Schedule A to Exhibit B.

          "Eligibility Reserves" means, as of three (3) Business Days after the date of written notice of any determination thereof to the Borrower by the Agent, or to the Borrower and the Agent by the Requisite Lenders, such amounts as the Agent, or the Requisite Lenders, as the case may be, in the exercise of its or their reasonable credit judgment, may from time to time establish against the gross amounts of Eligible Receivables to reflect risks or contingencies arising after the Closing Date which may affect such items.

          "Eligible Assignee" means (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company, insurance company, other financial institution or fund, acceptable to the Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000.

          "Eligible Receivables" means, collectively, the Dyn
Funding Eligible Receivables and the Non-Dyn Funding Eligible
Receivables.

          "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing, the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, OSHA, and public health codes, each as from time to time in effect.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or
(ii) damages arising from, or costs incurred by such Governmental
Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Acts" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Acts" or "Responsible Property Transfer Acts".

          "Equipment" means, with respect to any Person, all of such Person's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than such Person's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, 29 U.S.C. 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue
Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause
(ii) above.

          "ESOP Documents" means, collectively, that certain Subscription Agreement dated as of September 9, 1988 between Borrower and Manufacturers Hanover Trust Company, as trustee of the DynCorp Employee Stock Ownership Trust established pursuant to the DynCorp Employee Stock Ownership Trust Agreement ("Trust Agreement") adopted as part of the ESOP, the Trust Agreement, the Plan, and that certain 1995 Stock Issuance Agreement dated March 30, 1995 between Borrower and the DynCorp Employee Stock Ownership Trust.

          "ESOP" means the DynCorp Employee Stock Ownership Plan dated as of January 1, 1988 as amended through the Closing Date.

          "Eurodollar Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Agent.

          "Eurodollar Interest Payment Date" means (i) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having a Eurodollar Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Eurodollar Interest Period.

          "Eurodollar Interest Period" is defined in
Section 4.02(b).

          "Eurodollar Interest Rate Determination Date" is defined in Section 4.02(c).

          "Eurodollar Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Lending Office" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Agent.

          "Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

          "Eurodollar Rate Loans" means those Loans outstanding which bear interest at a rate determined by reference to the Eurodollar Rate and the Eurodollar Rate Margin as provided in
Section 4.01(a).

          "Eurodollar Rate Margin" means a rate equal to two and three-quarters percent (2.75%) per annum.

          "Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding Five Billion Dollars ($5,000,000,000) in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

          "Event of Default" means any of the occurrences set forth in Section 11.01 after the expiration of any applicable grace period, as expressly provided in Section 11.01.

          "Existing Securitization Program" means the financing transactions set forth in the Receivables Purchase Documents.

          "Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, and, if in excess of $5,000,000, as determined in good faith by the Board of Directors of the Borrower.

          "Federal Funds Rate" means, for any period, a fluctu ating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recog nized standing selected by the Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeed ing to its functions.

          "Fee Letter" means that certain letter agreement dated
July 25, 1995 between the Borrower and Citicorp.

          "Financial Officer" means any of the Borrower's senior vice president and chief financial officer; vice president, finance; vice president and controller; treasurer; and assistant treasurer.

          "Financial Statements" means (i) statements of income and retained earnings, statements of cash flow, and balance sheets and (ii) such other financial statements as the Borrower and its Subsidiaries shall routinely and regularly prepare.

          "Fiscal Month" means each period commencing on the date immediately succeeding the "Effective Close Date" for the prior fiscal month and ending on the "Effective Close Date" for the applicable fiscal month as set forth on Schedule 1.01.1 attached hereto.

          "Fiscal Quarter" means each period commencing on the date immediately succeeding the "Effective Close Date" for the prior fiscal quarter and ending on the "Effective Close Date" for the applicable fiscal quarter as set forth on Schedule 1.01.1 attached hereto.

          "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

          "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the amount calculated as (i) Consolidated EBITDA minus (ii) all federal income taxes paid in cash during such period minus (iii) the aggregate amount of Capital Expenditures made in cash during such period to (b) Consolidated Net Cash Interest Expense plus (ii) the aggregate amount of scheduled payments of principal of Funded Debt during such period plus
(iii) the aggregate amount of cash dividends and cash stock repurchases under the ESOP Documents paid by the Borrower during such period other than those permitted by Section 9.06(d) and
(e).

          "Foreign Employee Benefit Plan" means any employee bene